EXHIBIT 99.1

SJW CORP. ANNOUNCES
THIRD QUARTER FINANCIAL RESULTS

SAN JOSE, CA, October 29, 2014 – SJW Corp. (NYSE: SJW) today reported financial results for the third quarter ended September 30, 2014. Operating revenue was $125.4 million in the quarter compared to $85.2 million in 2013. The $40.2 million increase in revenue was attributable to $46.5 million related to the recognition of balances in the Company's 2013 General Rate Case Interim Rates Memorandum Account, $5.1 million in cumulative rate increases, and $500,000 in revenue from new customers, offset by a decrease of $6.3 million in the recognition of certain balancing and memorandum accounts and $5.9 million in lower customer water usage. In addition, the Company earned $300,000 in higher revenue from real estate operations.

Water production expenses for the third quarter of 2014 were $39.4 million versus $40.4 million for the same period in 2013. The $1 million decrease was primarily attributable to $4.4 million in lower customer water usage. This decrease was partially offset by $2.3 million in higher per unit costs for purchased water, groundwater extraction and energy charges and $1.1 million in higher expenses due to a decrease in the availability of surface water supply. Operating expenses, excluding water production expenses increased to $26.9 million from $25.5 million. The $1.4 million increase was due to $700,000 of higher depreciation expense, $600,000 in higher maintenance expenses, and $200,000 in higher taxes other than income taxes, partially offset by $100,000 in lower administrative and general expenses.

The effective consolidated income tax rates were 29% and 39% for the quarters ended September 30, 2014 and 2013, respectively. The change in the quarterly effective consolidated income tax rate was primarily due a state income tax benefit of $5.7 million related to the adoption of new Department of Treasury and Internal Revenue Service Tangible Property Regulations.

Net income was $38.4 million for the quarter ended September 30, 2014, compared to $9 million for the same period in 2013. Diluted earnings per share were $1.88 for the quarter ended September 30, 2014, compared to $0.44 per diluted share for the same period in 2013.

Year-to-date operating revenue increased by $40.8 million to $250.4 million from $209.6 million in the first nine months of 2014. The increase was attributable to $46.5 million related to the recognition of balances in the Company's 2013 General Rate Case Interim Rates Memorandum Account, $10.1 million in cumulative rate increases and $1.3 million in revenue from new customers, offset by $10.7 million in lower customer water usage, and a net decrease in certain balancing and memorandum accounts and the Texas general rate case refund of $7.8 million. In addition, the Company earned $1.4 million in higher revenue from real estate operations.

Year-to-date water production expenses increased to $96 million from $91.2 million in 2013. The $4.8 million increase was attributable to $6.6 million in higher per unit costs for purchased water, groundwater extraction and energy charges and $4.5 million in higher expenses due to a decrease in the availability of surface water supply. These increases were partially offset by $6.3 million in lower customer water usage. Operating expenses, excluding water production costs, increased to $77.1 million from $76.4 million. The $700,000 increase was due to $2.1 million of higher depreciation expenses, $900,000 in higher maintenance expenses and $500,000 in higher taxes other than income taxes. These increases were partially offset by $2.8 million of lower administrative and general expenses.

Other expense and income in 2014 included a pre-tax gain on the sale of 125,969 shares of California Water Service Group stock of $2 million and sales of real estate investment properties in Texas and California of approximately $300,000 each compared to a pre-tax gain on the sale of a real estate investment property in Connecticut of approximately $1.1 million in 2013.

The effective consolidated income tax rates were 30% and 40% for the nine-month periods ended September 30, 2014 and 2013, respectively. The change in effective consolidated income tax rate was primarily due to a state income tax benefit of $5.7 million related to adoption of new Department of Treasury and Internal Revenue Service Tangible Property Regulations and a credit of $880,000 related to State of California enterprise zone sales and use tax credits.

Year-to-date net income was $46.1 million, compared to $17.7 million in 2013. Diluted earnings per share were $2.26 in the first nine months of 2014, compared to $0.89 per diluted share for the same period in 2013.

The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.1875 per share. The dividend is payable on December 1, 2014 to shareholders of record on November 10, 2014.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Corp.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
OPERATING REVENUE	$125,430	85,238	$250,382	209,607
OPERATING EXPENSE:
Production Expenses:
Purchased water	15,616	21,092	37,288	49,525
Power	3,453	3,074	7,565	5,736
Groundwater extraction charges	17,286	13,142	42,250	27,257
Other production expenses	3,073	3,080	8,936	8,675
Total production expenses	39,428	40,388	96,039	91,193
Administrative and general	10,574	10,706	29,534	32,285
Maintenance	3,975	3,325	10,822	9,958
Property taxes and other non-income taxes	2,872	2,686	8,251	7,769
Depreciation and amortization	9,467	8,787	28,447	26,346
Total operating expense	66,316	65,892	173,093	167,551
OPERATING INCOME	59,114	19,346	77,289	42,056
OTHER (EXPENSE) INCOME:
Interest expense	(5,397)	(5,009)	(15,221)	(14,987)
Gain on sale of California Water Service Group stock	—	—	2,017	—
Other, net	380	416	1,417	2,562
Income before income taxes	54,097	14,753	65,502	29,631
Provision for income taxes	15,731	5,803	19,384	11,924
NET INCOME	38,366	8,950	46,118	17,707
Other comprehensive income (loss), net	(271)	185	(32)	450
Reclassification adjustment for gain realized on sale of investments, net	—	—	(1,171)	—
COMPREHENSIVE INCOME	$38,095	9,135	$44,915	18,157

EARNINGS PER SHARE
Basic	$1.90	0.44	$2.28	0.90
Diluted	$1.88	0.44	$2.26	0.89
DIVIDENDS PER SHARE	$0.19	0.18	$0.56	0.55
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	20,231	20,152	20,214	19,643
Diluted	20,424	20,347	20,403	19,839

SJW Corp.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30, 2014	December 31, 2013
ASSETS
Utility plant:
Land	$10,867	10,418
Depreciable plant and equipment	1,327,949	1,254,586
Construction in progress	34,319	30,846
Intangible assets	19,149	18,341
Total utility plant	1,392,284	1,314,191
Less accumulated depreciation and amortization	442,429	415,453
Net utility plant	949,855	898,738

Real estate investments	73,790	78,477
Less accumulated depreciation and amortization	11,201	10,658
Net real estate investments	62,589	67,819
CURRENT ASSETS:
Cash and cash equivalents	5,599	2,299
Accounts receivable and accrued unbilled utility revenue	43,370	34,189
Current regulatory assets, net	17,308	—
Prepaid expenses and other	4,251	3,164
Total current assets	70,528	39,652
OTHER ASSETS:
Investment in California Water Service Group	5,815	8,885
Debt issuance costs and other, net of accumulated amortization	5,343	5,176
Regulatory assets, net	109,537	83,543
Other	6,437	6,173
	127,132	103,777
	$1,210,104	1,109,986

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$10,541	10,505
Additional paid-in capital	64,919	63,017
Retained earnings	278,918	244,266
Accumulated other comprehensive income	2,184	3,387
Total shareholders' equity	356,562	321,175
Long-term debt, less current portion	384,514	334,997
Total capitalization	741,076	656,172
CURRENT LIABILITIES:
Line of credit	8,200	22,400
Current portion of long-term debt	624	554
Accrued groundwater extraction charge, purchased water and purchased power	11,641	7,781
Accounts payable	12,311	12,587
Accrued interest	5,914	5,369
Other current liabilities	13,063	10,504
Total current liabilities	51,753	59,195

DEFERRED INCOME TAXES AND CREDITS	159,150	142,111
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	206,910	202,303
POSTRETIREMENT BENEFIT PLANS	44,329	43,496
OTHER NONCURRENT LIABILITIES	6,886	6,709
	$1,210,104	1,109,986

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